FOR IMMEDIATE RELEASE	Exhibit 99.1

PABLO PERVERSI TO JOIN METTLER TOLEDO BOARD OF DIRECTORS

COLUMBUS, Ohio – August 4, 2025 – Mettler-Toledo International Inc. (NYSE: MTD) announced today that Pablo Perversi has been appointed to its Board of Directors, effective November 6, 2025.

Mr. Perversi is the President of Europe at Danone, a leading global food and beverage company, and a member of its Executive Committee. Prior to his current role, Pablo served as Chief Innovation, Quality, and Sustainability Officer and President of Gourmet Division for Barry Callebaut from 2017 to 2022. Before that, he held various roles of increasing responsibility at Unilever from 1993 to 2017, his last position there being Vice President of Foods Europe.

Roland Diggelmann, Chair of the Board, stated, “Pablo is a very accomplished leader of global organizations in the food industry, an important market for METTLER TOLEDO. His wealth of experience from over 30 years of leadership at branded food companies across Europe, Latin America, and Asia will provide valuable perspectives to our business. We welcome Pablo and look forward to his contributions to our Board.”

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food, and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.